Exhibit 21.1

Direct and Indirect Subsidiaries of Resource Real Estate Opportunity REIT II, Inc.

RRE Opportunity Holdings II, LLC
RRE Opportunity OP II, LP
RRE Bear Creek Holdings, LLC
RRE Buckhead Holdings, LLC
RRE Farrington Holdings, LLC
RRE Mayfair Chateau Holdings, LLC
RRE Fairways of Bent Tree Holdings, LLC
RRE Spalding Crossing Holdings, LLC
RRE Montclair Terrace Holdings, LLC
RRE Grand Reserve Holdings, LLC
RRE Canterwood Holdings, LLC
RRE Fox Ridge Holdings, LLC
RRE Riverlodge Holdings, LLC
RRE Breckenridge Holdings, LLC
RRE Santa Rosa Holdings, LLC
RRE Windbrooke Holdings, LLC
RRE Woods Holdings, LLC
RRE Indigo Creek Holdings, LLC
RRE Martin's Point Holdings, LLC
Revolution I Merger Sub, LLC
Revolution III Merger Sub, LLC

The subsidiaries listed above are all organized in the State of Delaware